FOR IMMEDIATE RELEASE

Smithfield Foods Announces Extension of Tender Premium Period, Increase of Maximum Payment Amount and Early Results of Its Debt Tender Offer

SMITHFIELD, Virginia (January 27, 2011)-Smithfield Foods, Inc. (NYSE: SFD) (“Smithfield Foods”) announced today that it has amended the terms of its previously announced offer (the “Tender Offer”) to purchase for cash the maximum aggregate principal amount of its 7.75% Senior Unsecured Notes due 2013 and 10% Senior Secured Notes due 2014 (collectively, the “Notes”) that it can purchase for $350.0 million (excluding accrued and unpaid interest).

Under the terms of the amended Tender Offer, (1) the Maximum Payment Amount in the Tender Offer will be increased from $350.0 million to $450.0 million and (2) the applicable “Total Consideration” for Notes, which includes the Early Participation Payment of $30.00 per $1,000 principal amount of Notes, will be paid for all Notes validly tendered into the Tender Offer at or prior to the Expiration Time (midnight, New York City time, on February 9, 2011, unless extended) and accepted for purchase by Smithfield Foods pursuant to the terms and conditions of the Tender Offer.  Previously, the applicable Total Consideration was available only with respect to those Notes validly tendered (and not validly withdrawn) at or prior to the Early Participation Deadline, which was 5:00 P.M., New York City time, on January 26, 2011.  All other terms and conditions of the Tender Offer remain unchanged.  Holders no longer have the right to withdraw their tender of Notes.

As of the Early Participation Deadline, Smithfield Foods had received tenders for approximately $553.4 million aggregate principal amount of Notes as follows:

Notes	CUSIP No.	Outstanding Principal Amount	Aggregate Principal Amount Tendered	Percent of Outstanding Principal Amount Tendered(1)
7.75% Senior Unsecured Notes due 2013	832248AH1	$350,000,000	$242,369,000	69.25%
10% Senior Secured Notes due 2014	832248AU2	$850,000,000	$310,992,000	36.59%

(1) Rounded to the nearest one-hundredth of one percent.

In the Tender Offer, the purchase price will be determined in accordance with a modified “Dutch Auction” procedure on the terms and conditions set forth in the Offer to Purchase, dated January 12, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), distributed to holders of Notes.

The Tender Offer is conditioned upon the satisfaction or waiver of certain conditions as described in the Offer to Purchase.

Capitalized terms used in this press release that are not otherwise defined have the meanings ascribed to them in the Offer to Purchase.

Smithfield Foods has retained Goldman, Sachs & Co. to act as the dealer manager for the Tender Offer and has retained Global Bondholder Services Corporation to act as the information agent and depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. by phone at (800) 828-3182 (toll-free) or at (212) 902-5128 (collect) or by writing at 200 West Street, New York, NY 10282-2198, Attention: Liability Management Group. Requests for documents relating to the Tender Offer should be directed to Global Bondholder Services Corporation by telephone at (866) 924-2200 (toll-free) or in writing at 65 Broadway - Suite 404, New York, NY 10006, Attention: Corporate Actions.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Smithfield Foods is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Smithfield Foods, the dealer manager, the information agent or depositary makes any recommendation in connection with the Tender Offer.

About Smithfield Foods
Smithfield Foods is the world's largest pork processor and hog producer, with revenues exceeding $11 billion in fiscal 2010. In the United States, the company is also the leader in numerous packaged meats categories. From national brands and regional powerhouses in the United States to some of the best-known European brands, Smithfield Foods products are prized by retail, foodservice, and deli customers alike. For more information, visit www.smithfieldfoods.com.

Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of the federal securities laws. These statements relate to future events or our future performance. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. Our forward-looking information and statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include, but are not limited to, statements concerning: the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Offer to Purchase, under “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended August 1, 2010 and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 2, 2010. We caution you that the foregoing list of important factors and assumptions is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com